UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 21, 2023

MVB Financial Corp.
(Exact name of registrant as specified in its charter)

West Virginia	001-38314	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of principal executive offices)	(Zip Code)

(304) 363-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1.00 par value	MVBF	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2023, MVB Financial Corp. (the “Company” or “MVB”), SPE PR, LLC (“MVB-PR”) and Larry Mazza (“Mr. Mazza”, and collectively with MVB and MVB-PR, “the parties”) entered into an Amended and Restated Executive Employment Agreement (the “Amended Employment Agreement”). The Amended Employment Agreement is effective as of January 1, 2023, for a three-year term which expires January 1, 2026 and thereafter automatically renews for successive one (1) year periods following the expiration of the original term, absent notice of non-renewal. The Amended Employment Agreement restates, supersedes and replaces the existing employment agreement dated March 1, 2021, by and between the Company and Mr. Mazza (the “2021 Agreement”). The Amended Employment Agreement adds MVB-PR as a co-employer and makes certain other changes to the 2021 Agreement. Terms associated with Mr. Mazza’s overall compensation and equity based awards remain unchanged.

As provided in the Amended Employment Agreement, MVB and MVB-PR (each, an “Employer”) will each co-employ Mr. Mazza. Mr. Mazza will serve as Chief Executive Officer of MVB Financial Corp. and MVB Bank, Inc., and as Manager of MVB-PR. Mr. Mazza’s initial annualized base salary will be $850,000 per year, which reflects Mr. Mazza’s annualized base salary as currently in effect prior to the execution of the Amended Employment Agreement. Mr. Mazza continues to be eligible to participate in all incentive compensation plans that MVB has or makes available to its employees, those benefit plans for which he is eligible, as well as customary expense reimbursement.

In the event Mr. Mazza is terminated for Cause (as defined in the Amended Employment Agreement) by MVB, he shall not be entitled to any termination or severance payments or benefits but shall receive the ratable portion of his base salary for the period up to the effective date of termination, plus any accrued benefits owing to Mr. Mazza pursuant to applicable law.

In the event MVB terminates Mr. Mazza without Cause or as the result of MVB’s Notice of Nonrenewal (as described in the Amended Employment Agreement), or Mr. Mazza terminates his employment for Good Reason (as defined in the Amended Employment Agreement), he shall be entitled to severance compensation as specified in the Employment Agreement as well as any accrued, unused vacation balance. Additionally, Mr. Mazza’s non-performance-based equity awards scheduled to vest within twelve months from the date of termination will be immediately vest and any Performance Share Units (“PSUs”) scheduled to vest within twelve months from the date of termination will remain outstanding and eligible to vest. Any other equity awards will be forfeited as of the date of termination.

In the event Mr. Mazza is terminated due to death or disability or as the result of Mr. Mazza’s Notice of Nonrenewal (as described in the Amended Employment Agreement), he shall receive the ratable portion of his base salary for the period through and including the effective date of termination, plus any accrued benefits or other compensation owing to Mr. Mazza under applicable plan or law. In the event of termination due to death or disability, Mr. Mazza shall also receive a pro-rated bonus and all of Mr. Mazza’s equity awards immediately outstanding prior to the date of termination shall immediately vest and be exercisable.

In the event Mr. Mazza’s employment with MVB is terminated pursuant to a Change in Control Termination (as defined in the Amended Employment Agreement), Mr. Mazza would be entitled to Change-in-Control Compensation (as defined in the Amended Employment Agreement). Additionally, all of Mr. Mazza’s equity awards issued and immediately outstanding shall immediately vest.

Mr. Mazza’s employment with MVB-PR may be terminated with or without Cause by MVB at any time upon written notice to the Executive, without payment of any severance or related benefits.

The Amended Employment Agreement also includes provisions related to treatment of confidential information, return of Company property, as well as non-competition, non-interference and non-solicitation provisions for periods during which Mr. Mazza is receiving severance or Change-in-Control Compensation.

The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Employment Agreement, attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Executive Employment Agreement, effective January 1, 2023, by and between the Company, SPE PR, LLC, and Larry Mazza.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
Date: December 22, 2023	By:	/s/ Donald T. Robinson
Donald T. Robinson Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description	Exhibit Location

10.1	Employment Agreement with Mr. Larry Mazza, dated January 1, 2023	Filed herewith
101.SCH	XBRL Taxonomy Extension Schema Document	Filed herewith
101.LAB	XBRL Taxonomy Extension Label Linkbase Document	Filed herewith
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith